EXHIBIT 5

            OPINION OF COUNSEL AS TO LEGALITY OF SECURITIES

July 30, 1997

Franklin Ophthalmic Instruments Co., Inc.
1265 Naperville Drive
Suite D
Romeoville, Illinois  60446

Ladies and Gentlemen:

We have acted as counsel to Franklin Ophthalmic Instruments Co., Inc., a Delaware corporation (the "Company"), in connection with the preparation of (i) a Registration Statement on Form SB-2 of the Company filed with the Securities and Exchange Commission (the "Commission") on July 30,
1997, as amended (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 17,254,673 shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock") and 2,400,500 warrants to purchase shares of Common Stock (the "Warrants") held by certain selling security holders.

In this connection, we have examined:

a. the articles of incorporation, by-laws and organizational documents of the Company;

b.   certain resolutions adopted by the Company's Board of Directors;

c.   the Registration Statement; and

d. such other documents as we have deemed relevant for the purpose of rendering the opinions set forth herein, including certifications as to certain matters of fact by responsible officers of the Company.

We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualification set forth in the following paragraph, we are of the opinion that the shares of Common Stock and the Warrants being sold pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

We note that the Company's Class A Warrants (as defined in the Registration Statement) have certain anti-dilution rights which are triggered by the issuance of shares of Common Stock for less than "Fair Market Value" (as such term is defined in the instrument establishing the terms of the Class A Warrants). Such anti-dilution rights appear to have been triggered by certain transactions occurring after the date of issuance of the Class A Warrants, resulting in a reduction of the exercise price of the Class A Warrants and an increase in the number of
shares issuable upon the exercise of the Class A Warrants.  Should   the
Class A Warrants and other outstanding warrants and options be exercised, the Company may not have sufficient shares of authorized and unissued Common Stock to provide for all of such exercises, and we express no opinion with respect thereto.

We are members  of the Bar  of the State  of Illinois.   Our opinion  is
limited to the laws of the State of Illinois and the general laws of the United States of America.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is part of the Registration Statement. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ungaretti & Harris

UNGARETTI & HARRIS